Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS FOURTH QUARTER AND YEAR END 2007 RESULTS

Littleton, CO – March 12, 2008 – ADA-ES, Inc. (NASDAQ:ADES) today announced financial results for the fourth quarter and year ended December 31, 2007. Condensed Consolidated Statements of Operations for the periods and a Condensed Balance Sheet as of December 31, 2007 are included. See attached tables.

For the fourth quarter, total revenues increased 18% to $4.8 million as compared to $4.1 million in the fourth quarter of 2006, due to increased sales of Activated Carbon Injection (“ACI”) Systems. Cost of revenues increased 79% to $3.6 million. Gross margin for the quarter was a normalized 26%, as compared to 51% for the same period of the prior year, when a significant portion of the Company’s Mercury Emission Control (“MEC”) revenues consisted of demonstration projects where costs were shared by customers. General and administrative expenses decreased by 21% to $1.1 million from $1.4 million in the comparable period when Sarbanes-Oxley compliance costs were considerably higher. Cash flow provided by operations was up substantially to $882,000 compared to $110,000 for the same period in 2006. The final quarter of 2007 was a break-even period compared to net income of $223,000 or $0.04 per share in the fourth quarter of 2006.

For 2007, total revenues increased 24% to $19.2 million while cost of revenues increased by 38% to $13.2 million. Gross margin for the year was 31%, compared to 38% for 2006. General and administrative expenses increased by 25% to $5.2 million. ADA-ES reported an operating loss of $777,000 compared to $12,000 in 2006, primarily due to expenses related to the accelerated level of growth initiatives undertaken and underway. During 2007, these costs approximated $1.7 million, which amount includes related overhead and expenses for developing the Company’s ACI Systems group to handle the expanding market. In addition to these expenses, we capitalized development costs, which amounted to $8.2 million at year end 2007. Operating cash flow for the year was $2.1 million as compared to $1.8 million for 2006. Net income was $247,000 or $0.05 per diluted share versus $377,000 or $0.07 per diluted share in 2006.

Highlighting major accomplishments of 2007 and 2008 year-to-date, the Company pointed to:

•	Signing 16 ACI System contracts in 2007 and 2 so far in 2008.

•	Taking steps to significantly reduce ACI System manufacturing costs in an effort to maintain our target market share.

•	Hiring senior level executives with extensive experience in sourcing AC and who are implementing a plan for providing chemically treated AC to the power market in 2008 and 2009.

•	Achieving a greater than 90% reduction in mercury emissions in the first full-scale tests of ADA-produced chemically-treated activated carbon for coal-fired power plants.

•	Making significant progress on the engineering and permitting of 6 AC production lines at 3 sites in North Dakota and Louisiana to meet mercury control needs.

•	Implementing plans to launch the first AC plant in Q1 2010.

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March 12, 2008

•	Negotiating long-term take or pay contracts for AC with customers to support planned debt structure.

•	Finalizing selection and partnership terms with a strategic partner to meet equity financing requirements for the new AC plant.

•	Obtaining first funding contracts for research and development of CO2 capture technology.

Dr. Michael Durham, President and CEO of ADA-ES, stated, “Revenue growth in our Mercury segment was driven primarily by ACI Systems sales, increasing 23% in the fourth quarter and 32% for the year. At the end of 2007, the value of our outstanding ACI Systems contracts was approximately $11.3 million, which we expect to recognize in 2008 through 2010. We are currently maintaining a 40% market share of the 80 plus systems contracted to date in the industry. We expect that the current state regulations will require an additional 70 systems that should be awarded in 2008 and 2009. We also anticipate that a strict nationwide mercury control rule will eventually replace the recently remanded Clean Air Mercury Rule. This is expected to further expand the market for ACI systems by several hundred.”

He continued, “We ended 2007 with a strong balance sheet, including working capital of $14.1 million. This has allowed us to continue to aggressively pursue the rapidly growing mercury emission control market and the anticipated future need for expanded activated carbon production. We believe our first planned AC manufacturing plant will be the largest in North America with annual production estimated at approximately 125 to 175 million pounds per line. Our permitting activities cover a combined total annual production capacity in excess of 1 billion pounds. We expect to obtain the operating permit for the first two production lines within the first half of 2008.”

He continued, “Our financing plan for the first production line, which we estimate will cost approximately $300 million, is based upon a combination of 60% debt and 40% equity. We plan to provide half of the equity at the corporate level through a combination of capitalized projects costs funded to date, existing funds on our balance sheet, and the sale of approximately 3 million shares authorized by shareholders in 2007. We intend to sell a 50% interest in the project to raise the remaining equity for the project. In January, we announced that we are in the process of selecting a strategic partner, and we are working towards signing a definitive agreement in April.”

Dr. Durham concluded, “We have been investing in our infrastructure to meet the rapidly growing market demand and are continuing to work to strengthen our position as a market leader of mercury control systems and activated carbon. We are also addressing opportunities in advancement of new products, such as refined coal and CO2 control. We look forward to reporting on major milestones in our AC plans, and remain enthusiastic that our aggressive growth strategy will drive ADA to new levels in 2008 and beyond.”

Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 11:00 AM EDT on Wednesday, March 12, 2008. Interested parties may participate in the call by dialing 888-787-0460. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADA call (conference ID # 37293005). The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

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About ADA-ES

Headquartered in Littleton, CO, ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest and fastest-growing segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, mercury measurement instrumentation, and related services. Additionally, the Company is implementing plans to produce and supply activated carbon for reducing mercury emissions from coal-fired boilers.

This press release and the conference call referenced in this press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These statements are or will be based on current expectations, estimates, forecasts, projections, beliefs and assumptions of our management. Actual results may vary materially from such expectations. These statements will be prefaced by words or phrases such as “believe,” “will,” “hope,” “expect,” “anticipate,” “intend” and “plan,” the negative expressions of such words, or words of similar meaning, and these statements will include, but will not necessarily limited to, our expectations regarding future revenues, expenses and other financial measures, the number and timing of anticipated bids, projects and new contracts for activated carbon injection systems and other products and services, changes in DOE and utility funding for mercury control and other projects, likelihood of additional state, and more stringent Federal, mercury control and carbon reduction legislation and the impact of that legislation on our target markets, anticipated size of, and growth in, our target markets, expected shortage in activated carbon supply and our plans to address such shortage, costs of developing and building, and projected capacity, timing and financial impact of, an activated carbon manufacturing facility, availability of financing for such a facility on reasonable terms, ability to provide a long-term supply of activated carbon and to obtain contracts to sell any activated carbon produced at the facility, our plans to secure interim supplies, treatment and storage facilities for AC to supply customer needs pending the completion of this new facility, ability of our Refined Coal product to qualify for, and expected dollar value of, federal tax credits for that product, passage of appropriate clarifying legislation to define the parameters of such tax credits, availability of funding for carbon dioxide reduction research and development projects, our ability to manage internal growth, as well as other, similar items. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to: changing economic conditions and market demand for ADA-ES’ products and services, changes in technology, availability of and demand for alternative energy sources, failure to satisfy performance guarantees, availability of adequate supplies of treatable carbon to meet interim AC demand, availability of appropriate facilities to store and treat such AC, the availability of federal funding to support certain of our research and development work, the availability of funding for procurement of the facilities necessary to store and treat carbon for interim AC supply needs, funding needed for the construction of the new AC plant on reasonable terms, our ability to secure necessary permits and other regulatory approvals, our ability to negotiate and enter into ancillary agreements needed to allow us to finance, design and build the new AC plant, access to necessary raw materials, anticipated or unexpected changes in laws or regulations, results of demonstrations of ADA’s and other’s licensed technologies, operational difficulties, ability to obtain necessary permits, and other risks related to the development, construction and placing into operation of an activated carbon manufacturing facility, operational difficulties, availability of skilled personnel, and other factors discussed in our filings with the U.S. Securities and Exchange Commission, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements made in this release, and to consult filings we make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements contained in this press release are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:

ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com

See Accompanying Tables

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March 12, 2008

ADA-ES, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

(amounts in thousands, except shares and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
REVENUE:
Mercury emission control	$4,572	$3,732	$17,954	$13,607
Flue gas conditioning and other	229	353	1,294	1,881

Total net revenues	4,801	4,085	19,248	15,488
COST OF REVENUES
Mercury emission control	3,359	1,838	12,379	8,426
Flue gas conditioning and other	212	153	852	1,156

Total cost of revenues	3,571	1,991	13,231	9,582

GROSS MARGIN	1,230	2,094	6,017	5,906
OTHER COSTS AND EXPENSES:
General and administrative	1,139	1,434	5,214	4,170
Research and development	200	542	1,201	1,464
Depreciation and amortization	116	91	379	284

Total other costs and expenses	1,455	2,067	6,794	5,918
OPERATING INCOME (LOSS)	(225)	27	(777)	(12)
OTHER INCOME (EXPENSE):
Other expense and interest	—	—	—	(412)
Interest and other income	141	251	1,020	909

Total other income	141	251	1,020	497

INCOME (LOSS) BEFORE TAX	(84)	278	243	485
PROVISION FOR TAX EXPENSE	84	(55)	4	(108)

NET INCOME	—	223	247	377
UNREALIZED GAINS AND (LOSSES) ON CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, NET OF TAX	(12)	47	31	134

COMPREHENSIVE INCOME	$(12)	$270	$278	$511

NET INCOME PER COMMON SHARE – BASIC AND DILUTED	$.00	$.04	$.05	$.07

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	5,649	5,631	5,649	5,624

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	5,681	5,708	5,737	5,729

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 2007.

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ADA-ES, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(amounts in thousands, except shares)

ASSETS	DECEMBER 31,
	2007	2006
CURRENT ASSETS:
Cash and cash equivalents	$13,482	$16,129
Trade receivables, net of allowance for doubtful accounts of $5 and $4, respectively	4,449	3,522
Investments in securities	1,916	2,427
Prepaid expenses and other	282	361

Total current assets	20,129	22,439

PROPERTY AND EQUIPMENT, at cost	2,622	1,830
Less accumulated depreciation and amortization	(1,372)	(1,033)

Net property and equipment	1,250	797

GOODWILL, net of $1,556 in amortization	2,024	2,024
INTANGIBLE ASSETS, net of $46 and $57 in amortization, respectively	247	241
INVESTMENTS IN SECURITIES	2,841	5,322
DEVELOPMENT PROJECTS	8,159	911
OTHER ASSETS	256	20

TOTAL ASSETS	$34,906	$31,754

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,285	$2,352
Accrued payroll and related liabilities	603	618
Deferred revenue	944	761
Accrued expenses	204	161

Total current liabilities	6,036	3,892

LONG-TERM LIABILITIES:
Accrued warranty and other	318	184

Total liabilities	6,354	4,076

MINORITY INTEREST	148	37
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock; 50,000,000 shares authorized, none outstanding	—	—
Common stock; no par value, 50,000,000 shares authorized, 5,683,689 and 5,635,137 shares issued and outstanding	28,077	27,592
Accumulated other comprehensive income	198	167
Retained earnings (accumulated deficit)	129	(118)

Total stockholders’ equity	28,404	27,641

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,906	$31,754

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 2007.